Exhibit 10.1

May 16, 2018

Private and Confidential
By Hand

Mr. Charles Christopher O’Kane
[Address Intentionally Omitted]

International Assignment

Dear Chris,

We are pleased to confirm your international assignment to Bermuda in your current position as Group Chief Executive Officer with effect from May 2, 2018 for a five year term. Your assignment to Bermuda is subject to Bermuda Immigration approval and execution of this letter.

This letter details the terms and conditions applicable during the length of your international assignment to Bermuda. Throughout the term of your assignment, you will be seconded to Aspen Bermuda Limited (the “Company”) and will continue to remain an employee of Aspen Insurance UK Services Limited (“AIUKSL”). Except as expressly stated in this letter, the terms and conditions of your Amended and Restated Service Agreement with AIUKSL and Aspen Insurance Holdings Limited (“Aspen”), dated 24 September, 2004, as amended on 28 October 2014, shall remain in full force and effect.

To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration, including the transfer of data to, and processing by, other Aspen offices. For the purpose of the General Data Protection Regulation (EU 2016/679), and any national implementing laws, as amended or updated from time to time (‘’GDPR’’) and all applicable data protection laws, rules or regulations including, but not limited to, GDPR and the Personal Information Protection Act 2016, you agree to refer to the applicable Group privacy notice relating to the processing of employee data.

Aspen is the ultimate holding company of the Aspen Group of companies (the “Group”). The Group Chief Executive Officer has overall responsibility for the strategy and operations of the Group, for which he is accountable to Aspen’s Board of Directors (the “Board”). The Group CEO is responsible for developing strategy and business plans for the Group and securing their approval by the Board. He is further responsible for oversight of the implementation of the Group business plan and strategic business developments, to be primarily directed towards the creation and enhancement of shareholder value while having due regard to the Group’s obligations to policyholders, lenders and other stakeholders.

Base Salary: Your annual salary of (GBP) £620,000 per annum will be converted to USD using the three year average exchange rate of £0.7267 to $1 ($853,172) and will be paid in 12 equal instalments on the 15th day of each month (or on a prior working day where the 15th falls on weekends or public holidays).

Bonus: You will continue to participate in Aspen’s discretionary annual bonus scheme. Your bonus potential is 175% of your annual salary. Any such awards continue to be based on personal and group wide financial performance and will be provided solely at the discretion of Aspen’s Compensation Committee. To be eligible to receive this bonus, you must be actively employed with Aspen on the date the bonus is paid.

Housing Allowance: You will receive a housing allowance up to a maximum cost of (USD) $20,000 per month.

Medical Coverage: You and your dependents will be covered under both the Bermuda and UK medical plans. Our Bermuda medical cover includes major medical health insurance including dental and vision care for employees and their eligible dependents.

Life Insurance and Income Protection: You will remain covered under the UK life insurance and income protection plans whilst on assignment.

Club Membership: You will receive an annual membership to The Coral Beach and Tennis Club or a similar club of your choosing up to a maximum sum of (USD) $14,000 per annum to be paid upon proof of membership.

Wellness Benefit: You are entitled to a wellness benefit offered to cover the cost of any wellness initiative of your choice up to a maximum sum of (USD) $1,500 per annum. This will replace any entitlement you may have to a Health Club subsidy in the UK.

UK Flexible benefits: The currently selected Flexible benefits will cease with effect from the start of your assignment - this includes Health screening, which will be covered under your Bermuda medical cover.

Annual Leave: Your annual leave will be calculated according to the Company’s leave policy which is the same as the UK. In addition to thirty one (31) paid vacation days (pro-rated for your first year), you will follow the Bermuda public holiday schedule (generally 10 days per year).

Pension: You will continue to receive an annual cash in lieu of pension benefit in the sum of (GBP) £124,000 ($170,634) to be paid in Bermuda in 12 equal instalments.

Sick Leave: You are entitled to 12 paid day’s absence from work due to personal illness or the illness of your children, prorated for the first year of your assignment.

Work Permits/Visas: The Company will bear any costs related to obtaining the relevant work and re-entry permits for you and your eligible dependents.

Transportation: The cost of flights for you and your family at the beginning of the assignment (from London to Bermuda) and on repatriation will be met by the Company. These must be booked via Aspen’s travel agency and comply with the Travel and Expense policy.

Home Leave: The Company will cover the cost of return flights to the UK for you and your dependents up to a maximum amount of (USD) $70,000 per annum for the duration of your assignment in 12 equal installments.

Relocation Allowance: You are eligible to receive a one-off relocation allowance of (GBP) £10,000 ($13,760) to assist with miscellaneous non-reimbursable expenses associated with your relocation.

Shipment of Household Goods: The Company will appoint a relocation company and meet all reasonable costs relating to the relocation of you and your dependents to Bermuda and your relocation at the end of your term. This includes the shipment and insurance of your personal belongings and household goods. Your moving allowance will be based on a 40ft. container. The relocation company will provide a full service including packing, delivery, and unpacking along with the insurance of your belongings.

Personal Effects: The Company will provide an air shipment of essential goods for immediate set up in Bermuda. This shipment is limited to 150kg and arrangements will be made via the relocation company.

Income Taxes: In order to ensure that you are aware of the tax implications of your departure from the UK, the Company will arrange for you to meet with a tax advisor before you leave the UK. The cost will be met by the Company.

Your tax advisor will discuss your UK residency status during your meeting and cover the associated tax implications. On the understanding that you will qualify as a non-resident in the UK under the Statutory Residence Tests, employment income should not be liable to UK tax, except for any income generated from UK workdays where you perform substantive duties. The income relating to these UK workdays (and any other UK source income) will continue to be taxable in the UK. In addition, the Company will cover the cost of any income or social tax liabilities that may arise in Bermuda.

Should your residence status revert to “UK Resident” prior to the end of the assignment, then to the extent that this has occurred due to Company requirements, the Company will cover the cost of any retrospective UK tax liability that may arise on Aspen-related remuneration together with the associated costs of amendments to tax returns. Should you lose “Non Resident” status for UK tax purposes due to your personal decision or circumstances, you will personally be responsible for any retrospective UK taxes that may arise.

By agreeing to the terms of the assignment, you accept and agree that you will continue to:

1.	Comply with U.K., U.S. and Bermuda tax obligations;

2.	Reimburse the Company via payroll in the event of a U.K., U.S. or Bermuda tax/social security refunds/ overpayments of tax made by the Company relating to the assignment;

3.
Reimburse Aspen within 30 days if you are no longer employed by AIUKSL in the event of U.K., U.S. or Bermuda tax/ social security refunds / overpayments of tax made by the Company relating to the assignment;

4.
Accept that Aspen is entitled to ownership of all foreign tax credits related to the international assignment and that the credits may be set-off against tax liabilities before, during and after the assignment; and

5.	Cooperate fully with and provide all requested information to our tax advisors in connection with tax return preparation and other obligations.

Tax Indemnity: You hereby agree to be responsible for the payment of any tax and employee’s national insurance contributions imposed by any competent taxation authority in respect of any of the payments and benefits provided under this letter (other than for the avoidance of doubt, any tax and/or employee's national insurance contributions deducted or withheld by the Company for the payments and benefits provided under this letter). You further agree to indemnify the Company and all Group companies and keep them indemnified on an ongoing basis against any claim or demand which is made by any competent taxation authority against the Company or any Group company in respect of any liability of the Company or any Group company to deduct an amount of tax or an amount in respect of tax or any employee's national insurance contributions from the payments made and benefits provided as a result of this letter, including any related interest or penalties imposed by any competent taxation authority.

Social Security: Aspen will seek to retain you within the UK social security system. If this is not possible as a result of social security regulation, Aspen will assist you in making voluntary contributions to retain your rights to UK State Benefits. For the duration of your assignment, the Company will meet the cost of any Bermudian social insurance contributions.

Tax Returns: The Company will pay for the preparation of your income tax returns by its nominated tax advisors in the UK for the duration of your international assignment.

Benefit Deductions: It is the Company’s current policy to pay 100% of all contractual amounts, as such no deductions will be made for Payroll tax, Social insurance, Pension contributions, Long term disability, Life insurance, Medical insurance coverage. This policy, however, is subject to annual review.

Working Hours and Internal Regulations: Local legislation regarding working hours will apply to you. Normal working hours will be from 9.00 a.m. to 5.00 p.m. Monday to Friday (35 hours per week). There may be occasions when work commitments will require you to spend time in excess of this standard/normal working hours or during periods outside of the typical working day. As a professional employee, you are not entitled to paid overtime.

Local Law: The terms and conditions of your UK employment, subject to the specific provisions of this letter, will remain in force and effect and will be governed by the laws of England and Wales. However, you will be subject to applicable Bermuda laws, rules and regulations while you are based in Bermuda.

Termination of Employment: The terms outlined in your employment contract with AIUKSL continue to apply and your notice period continues to be 12 months.

Term of Secondment: The term of your assignment to Bermuda will be 5 years. The Company, with the agreement of AIUKSL, Aspen and yourself, may agree to extend the term of the secondment.

Except in the case of gross misconduct, you will be given six months’ notice in the unlikely event that the Company decides to end your assignment and repatriate you to the UK before the end of the 5 year term.

At the end of your assignment period, you will return to the UK and your compensation will revert back to local UK conditions. Your assignment period will be included in the total number of years of services with AIUKSL.

Other Matters: The Company’s employees are non-unionised and as such we do not have a collective agreement. Should a job related problem arise you should:

a.
Step 1: First, bring it to the attention of your immediate supervisor or a member of the Human Resources Department within five (5) working days of the incident. The issue shall be dealt within five (5) working days following the presentation of the complaint.

b.
Step 2: If the grievance is not thereby resolved or if the employee considers that he has not been fairly treated, he may apply to Human Resources within seven (7) working days after the day the informal discussion took place. The Head of HR must address the matter and respond to the employee within seven (7) working days after the day the application was made.

c.
Step 3: if the grievance is still not resolved or if the employee still considers that he has not been fairly treated, he may, within seven (7) working days after the day the response of the Head of HR was received, appeal to a person who was not previously involved in the grievance procedure and who holds a position in Aspen senior to the persons to whom the grievance was previously referred. The response of the Head of HR must identify that person. The decision of the person to whom the appeal is made will be final.

Representation: You acknowledge that you are not entering into this international assignment in reliance on any representation, warranty or undertaking which is not contained in this letter.

If you are in agreement with the foregoing terms of this letter, please sign in the space provided below and return one copy to me.

I am extremely pleased to welcome you to the Aspen Bermuda family!

Yours sincerely,

/s/Heather Brown

Heather Brown
Group Human Resources Director

The terms of this letter as set out above are hereby agreed.

Signature:      /s/Charles Christopher O’Kane
Charles Christopher O’Kane

Date: 6th June 2018